NEWS RELEASE

Current Technology’s Celevoke Launches Expanded Network Operations Center

VANCOUVER, British Columbia – September 25, 2008 – Current Technology Corporation (OTCBB: CRTCF) today announced its 56% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has this week completed a $500,000 upgrade and launched its new, expanded and enhanced Network Operations Center (“NOC”).

Celevoke Vice-President of Engineering Matt Chalker stated, “In response to demand from current and anticipated future growth in global markets, on September 23, 2008 Celevoke migrated to a new state-of-the-art data center and hardware platform.  The new data center is located in a geographically neutral location in the central valley of California, outside of the prime earthquake strike zone.  The new data center offers Celevoke and its partners increased storage capacity, network redundancy and enhanced power capabilities.  The new servers and network hardware leverage the latest and best of breed technology available to give customers 100 times increase in performance measured by speed, throughput and data storage capabilities.  The new NOC continues Celevoke’s objective of providing scalable solutions by offering a new level of high availability, redundancy and flexibility.”

“Our goal is to continue to lead the pack in technology, the value-proposition and customer service and support,” said Celevoke Chief Operating Officer Guy Fielder.  “Market forces are aligning and we believe the Telematics markets are on the cusp of meteoric growth.  Several industry and financial analysts agree that the total available market will experience a compound annual growth rate of 30 percent year over year through 2013.  We are investing in infrastructure and human resources to achieve our goal of becoming a global leader in Telematics Solutions.”

Celevoke Executive Vice-President of Sales, Marketing and Business Development Rob Shirley stated, “One of the things that attracted me to Celevoke is management’s commitment to excellence. The new NOC is further confirmation I made the right choice. Celevoke is finalizing development of a fleet application that we believe will play an important role in the fourth quarter of this year. I will feel no hesitation introducing the new product to my global transportation industry contacts, knowing they will be supported by the new NOC.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696